Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SMART TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Alberta, Canada	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3636 Research Road N.W. Calgary, Alberta Canada	T2L 1Y1
(Address of Principal Executive Offices)	(Zip Code)

SMART TECHNOLOGIES INC. AMENDED AND RESTATED EQUITY INCENTIVE PLAN

(Full title of the plan)

Thomas F. Hodson

President and Chief Executive Officer

c/o SMART Technologies Corporation

1655 North Fort Myer Dr., Suite 1120

Arlington, VA 22209

(Name and address of agent for service)

(866) 766-6927

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee(2)
Class A Subordinate Voting Shares, no par value per share	12,144,531 shares	$2.03	$24,653,397.93	$2,825.28

(1)	Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the offering and sale of shares issuable upon any stock split, stock dividend or similar transaction with respect to these shares are also being registered hereunder.
(2)	Pursuant to Rule 457(c) under the Securities Act, the registration fee is based upon a price of $2.10 per share, the average of the high and low sales prices reported on the NASDAQ Global Select Market for the Class A Subordinate Voting Shares of SMART Technologies Inc. (the “Registrant”) on May 17, 2012.

Part I.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The document(s) containing the information required in Part I of this Form S-8 will be sent or given to participants in the SMART Technologies Inc. Amended and Restated Equity Incentive Plan (the “Plan”) as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”), but constitute, along with the documents incorporated by reference in Item 3 of Part II of this registration statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The Registrant will furnish without charge to each participant in the Plan, upon such participant’s written or oral request, a copy of any document (i) incorporated by reference in Item 3 of Part II of this registration statement or (ii) required to be delivered to employees pursuant to Rule 428(b), other than the exhibits to such document (unless such exhibits are specifically incorporated by reference to the information that is incorporated). The documents incorporated by reference in Item 3 of Part II of this registration statement are incorporated by reference in the Section 10(a) prospectus. Requests must be made to SMART Technologies Inc., Attn: Secretary, 3636 Research Road N.W., Calgary, Alberta Canada T2L 1Y1, (403) 245-0333.

Part II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this registration statement and shall be deemed a part hereof:

(a)	Annual report on Form 40-F for the year ended March 31, 2011 (filed June 29, 2011);

(b)	Report of Foreign Private Issuer on Form 6-K for the month of July 2011 (filed July 7, 2011);

(c)	Amendment to Report of Foreign Private Issuer on Form 6-K for the month of July 2011 (filed July 22, 2011);

(d)	Report of Foreign Private Issuer on Form 6-K for the month of July 2011 (filed July 26, 2011);

(e)	Report of Foreign Private Issuer on Form 6-K for the month of August 2011 (filed August 9, 2011);

(f)	Report of Foreign Private Issuer on Form 6-K for the month of August 2011 (filed August 9, 2011);

(g)	Report of Foreign Private Issuer on Form 6-K for the month of November 2011 (filed November 3, 2011);

(h)	Report of Foreign Private Issuer on Form 6-K for the month of November 2011 (filed November 3, 2011);

(i)	Report of Foreign Private Issuer on Form 6-K for the month of February 2012 (filed February 2, 2011);

(j)	Report of Foreign Private Issuer on Form 6-K for the month of February 2012 (filed February 2, 2011);

(k)	Report of Foreign Private Issuer on Form 6-K for the month of April 2012 (filed April 26, 2012); and

(l)	The description of the Class A Subordinate Voting Shares, no par value per share, of the Registrant (“Class A Subordinate Voting Shares”) contained in the registration statement on Form 8-A (filed June 28, 2010), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent a statement contained herein, or in any other subsequently filed document, that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Officers and Directors.

Indemnification under the Business Corporations Act (Alberta) (the “ABCA”)

The Registrant was incorporated under the ABCA. The ABCA provides that the Registrant may indemnify an individual who:

•	is or was a director or officer of the Registrant; or

•	is or was a director or officer of another corporation, of which the Registrant is or was a shareholder or creditor, at the Registrant’s request;

against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director or officer in respect of any civil, criminal or administrative action or proceeding, in which such eligible party is involved because of that association with the Registrant or the other entity.

However, indemnification is prohibited under the ABCA if:

•	such eligible party did not act honestly and in good faith with a view to the Registrant’s best interests (or the best interests of the other entity, as the case may be); and

•	in the case of a criminal or administrative proceeding that is enforced by a monetary penalty, such eligible party did not have reasonable grounds for believing that such person’s conduct was lawful.

Subject to the foregoing, the Registrant may, with the approval of the Court of Queen’s Bench of Alberta, indemnify or pay the expenses of an eligible party in respect of an action brought against the eligible party by the Registrant or on our behalf to which the eligible party is made a party by reason of being or having been a director or officer of the Registrant (or the other entity as the case may be).

The ABCA provides that the Registrant may purchase and maintain insurance for the benefit of an eligible party (or the heirs and personal or other legal representatives of the eligible party) against any liability that may be incurred by reason of the eligible party being or having been a director or officer, or in an equivalent position, of the Registrant or that of an associated corporation, except when the liability relates to the person’s failure to act honestly and in good faith with a view to the Registrant’s best interests or an associated corporation, as applicable. As of the date of filing of this registration statement, the Registrant has purchased and maintains liability insurance that insures our directors and officers against certain losses and that insures the Registrant against certain obligations to indemnify our directors and officers.

Indemnification under the Registrant’s By-Laws

The Registrant’s By-law No. 1 (the “By-Laws”) contain provisions for the indemnification of its directors and officers, which are summarized as follows:

The Registrant will indemnify a director or officer of the Registrant, a former director or officer of the Registrant or another person who acts or acted at the Registrant’s request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and the director’s or officer’s heirs and legal representatives (each, an “Indemnified Party”), against all costs, charges and expenses, including an amount paid to settle an action or potential action or satisfy a judgment, reasonably incurred by the director or officer in respect of any civil, criminal or administrative action or proceeding to which the director or officer is made a party by reason of being or having been a director or officer of that corporation or body corporate.

The Registrant will advance funds to a director, officer or other person for the costs, charges and expenses of a proceeding referred to in the immediately preceding paragraph. However, the person being indemnified must repay the funds advanced if such person has not acted honestly and in good faith with a view to the best interests of the Registrant, or in the case of a criminal, quasi-criminal or administrative action or proceeding that is enforced by a monetary penalty, such person did not have reasonable grounds for believing that the person’s conduct was lawful.

The Registrant will, with the approval of a court, indemnify an Indemnified Party in respect of an action by or on behalf of the Registrant or body corporate to procure a judgment in its favor, to which the person is made a party by reason of being or having been a director or officer of the Registrant or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with such action.

An Indemnified Party will be entitled to indemnity from the Registrant in respect of all costs, charges and expenses reasonably incurred by such Indemnified Party, if such Indemnified Party was substantially successful on the merits in the Indemnified Party’s defense of the action or proceeding and is fairly and reasonably entitled to indemnity.

Notwithstanding the foregoing, the Registrant will not indemnify any person unless such person acted honestly and in good faith with a view to the best interests of the Registrant and, in the case of a criminal, quasi-criminal or administrative action or proceeding that is enforced by a monetary penalty, such person had reasonable grounds for believing that the person’s conduct was lawful.

The Registrant may purchase and maintain insurance for the benefit of the Indemnified Parties against any liability for which the Indemnified Parties may be indemnified by the Registrant.

Indemnification Agreements with the Registrant’s Directors and Executive Officers

The Registrant has entered into a Director and Officer Indemnification Agreement (“Indemnification Agreement”) with each of its directors and executive officers. Each Indemnification Agreement provides that the Registrant must indemnify and save harmless such director or executive officer and the heirs and legal representatives of such person to the fullest extent permitted by applicable law from and against all expenses sustained or incurred by such person (a) in respect of any civil, criminal, administrative, investigative or other proceeding to which such person is made a party by reason of being or having been a director or officer of the Registrant; or (b) as a result of serving as a director or officer of the Registrant in respect of any act, matter, deed or thing whatsoever made, done, committed, permitted or acquiesced in by such person as a director or officer of the Registrant, whether before or after the effective date of such Indemnification Agreement and whether or not related to a Proceeding (as defined in the Indemnification Agreement). The Registrant’s indemnification obligations under the Indemnification Agreements also apply to a director or executive officer in respect of such person’s service at the Registrant’s request as (y) an officer or director of another corporation or (z) a similar role with another entity, including a partnership, trust, joint venture or other unincorporated entity.

The rights to indemnification under each Indemnification Agreement will, subject to applicable law, apply without reduction to each director and executive officer, provided that such person acted honestly and in good faith with a view to the best interests of the Registrant or other entity and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, and such person had reasonable grounds for believing that such person’s conduct was lawful.

The Registrant’s indemnification obligations under each Indemnification Agreement will not apply to (a) claims initiated by the director or executive officer party to the Indemnification Agreement against the Registrant or any subsidiary except for claims relating to the enforcement of the Indemnification Agreement, (b) claims initiated by the director or executive officer party to such Indemnification Agreement against any other person or entity unless the Registrant or an affiliated party has joined with such director or executive officer in or consented to the initiation of such proceeding, and (c) claims by the Registrant for the forfeiture and recovery by the Registrant of bonuses or other compensation received by such director or executive officer from the Registrant due to such person’s violation of applicable securities or other laws. To the extent prior court or other approval is required in connection with any indemnification obligation of the Registrant under the Indemnification Agreements, the Registrant will seek and use all reasonable efforts to obtain that approval as soon as reasonably possible in the circumstances.

Under each Indemnification Agreement, the Registrant will, upon request by the director or executive officer party to such Indemnification Agreement, advance to such person all expenses for which such person seeks indemnification under the Indemnification Agreement before the final disposition of the relevant proceeding. The director or executive officer being indemnified will repay to the Registrant all expense advances not actually required and will repay all expense advances if it is subsequently determined that such director or executive officer was not entitled to indemnification pursuant to the Indemnification Agreement.

The Registrant agreed in each Indemnification Agreement to ensure that its liabilities under the Indemnification Agreement, and the potential liabilities of the director or executive officer indemnified thereunder, are at all times covered by a directors’ and officers’ liability insurance policy that has been approved by the Registrant’s board. In the event the Registrant is sold or enters into any business combination or other transaction as a result of which the directors’ and officers’ liability insurance policy is terminated and not replaced with a substantially similar policy equally applicable to the directors and executive officers, the Registrant will cause a run off “tail” insurance policy to be purchased for the benefit of such director or executive officer to provide substantially similar coverage for six years without any gap in coverage.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The exhibits listed in the accompanying Index to Exhibits are furnished as part of this registration statement.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Calgary, Alberta Canada, on the 17th day of May, 2012.

SMART TECHNOLOGIES INC.

By:	/s/ Jeffrey A. Losch
Name:	Jeffrey A. Losch
Title:	Vice President, Legal

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

That the undersigned officers and directors of the Registrant do hereby constitute and appoint G.A. (Drew) Fitch and Jeffrey A. Losch and either of them, their true and lawful attorneys-in-fact and agents or attorney-in-fact and agent, with power and authority to do any and all acts and things and to execute any and all instruments that said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable the Registrant to comply with the Securities Act and any rules or regulations or requirements of the Commission in connection with this registration statement. Without limiting the generality of the foregoing power and authority, the powers granted include the full power of authority, the powers granted include the full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to any and all amendments (including any post-effective amendments) and supplements thereto, and to any and all instruments or documents filed as part of or in connection with such amendment, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated below.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and dates indicated below.

Signature	Title	Date

/s/ Thomas F. Hodson Thomas F. Hodson	President and Chief Executive Officer (Principal Executive Officer)	May 17, 2012

/s/ G.A. (Drew) Fitch G.A. (Drew) Fitch	Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	May 17, 2012

Signature	Title	Date

/s/ David Martin David Martin	Chairman and Director	May 17, 2012

/s/ Nancy L. Knowlton Nancy L. Knowlton	Vice Chair and Director	May 17, 2012

Salim Nathoo	Director

Arvind Sodhani	Director

/s/ Michael Mueller Michael Mueller	Director	May 17, 2012

/s/ Robert Hagerty Robert Hagerty	Director	May 17, 2012

/s/ David Sutcliffe David Sutcliffe	Director	May 17, 2012

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Specimen certificate evidencing Class A Subordinate Voting Shares, filed June 28, 2010 as Exhibit 4.1 to the Registrant’s Amendment No. 1 to registration statement on Form F-1 (No. 333-167738) and incorporated herein by reference.

4.2	Form of Securityholders Agreement, among the Registrant and the shareholders of the Registrant named therein, filed June 28, 2010 as Exhibit 4.2 to the Registrant’s Amendment No. 1 to registration statement on Form F-1 (No. 333-167738) and incorporated herein by reference.

5.1	Legal opinion of Bennett Jones LLP

23.1	Consent of KPMG LLP

23.2	Consent of Bennett Jones LLP

24.1	Power of attorney (included in the signature page of this registration statement)

99.1	SMART Technologies Inc. Amended and Restated Equity Incentive Plan